Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612.977.5172

Heide.Erickson@capella.edu

Media Contact:

Mike Buttry

Capella Education Company

612.977.5499

Mike.Buttry@capella.edu

Capella University Names Scott Kinney New President

Deborah Bushway, Capella’s Interim President, to Serve as Vice President for

Academic Innovation

MINNEAPOLIS, Jan. 5, 2012 - Capella Education Company (NASDAQ:CPLA), a provider of online post-secondary education, primarily through its wholly owned subsidiary Capella University, today announced that Scott Kinney has been named Capella University president. Previously, Kinney was president of West Education Group at Thomson Reuters Corporation. Additionally, Capella University’s interim president Deborah Bushway, PhD, will become vice president for Academic Innovation.

“After an extensive and thoughtful search that included many great candidates, we are proud to announce Scott Kinney as Capella University’s new president,” said Marcia Ballinger, PhD, chair of the Capella University Board of Directors. “Scott brings a unique combination of leadership experience in large organizations, a history of innovation, a collaborative leadership style and a passion for education to Capella. We found the right leader in Scott Kinney as Capella University seeks to build on its national reputation for academic quality and service to working adults.”

“Capella University is taking on some of the greatest challenges in education by providing access to high quality education for working adults, increasing student success, closing the skills gap, and working to provide innovative solutions to make higher education more affordable,” Kinney said. “I was drawn to Capella by the opportunity to be part of this transformational work and to lead such a highly respected academic institution. Capella has been built on a foundation of academic rigor and great faculty, and I take the responsibility to protect the great work that has been done very seriously while we continue to impact the lives of even more adults looking to grow in their careers.”

“In Scott, we have a leader who will expand Capella’s reputation as a national leader in higher education,” said Kevin Gilligan, chairman and chief executive officer of Capella Education Company. “We are confident that his background as a leader and his understanding of the education space, combined with our existing academic leadership, gives us the right team.”

As vice president for Academic Innovation, Bushway will be responsible for leading the work she began as interim president on increasing student success and innovating around educational affordability.

“All of Capella owes Deb a debt of gratitude for the work she has done to lead us over the last year. As provost, interim president, and now vice president for Academic Innovation, Deb has brought an intense institutional focus on doing what is right for our students, maintaining Capella’s standards for academic quality, and finding innovative ways to improve Capella’s delivery of our academic offerings,” Ballinger said.

In addition to being president of West Education Group, Kinney served as president of FindLaw at Thomson Reuters Corporation from 2004-2007. Prior to that, he was an executive vice president at CBS MarketWatch, and worked for eight years at The Boston Consulting Group. Kinney comes to Capella University with an A.B. from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. He lives with his wife and two daughters in Eagan, Minnesota. Kinney will begin at Capella on Jan. 17, 2012.

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management’s good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

About Capella Education Company

Founded in 1991, Capella Education Company is a leader in online education, primarily through our wholly owned subsidiary Capella University, a regionally accredited* online university. In addition, Capella Education Company offers online education through Resource Development International Ltd. (RDI), an independent provider of United Kingdom (UK) university distance learning qualifications.

Capella University offers online graduate degree programs in business, counseling, education, health administration, homeland security, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work, and bachelor’s degree programs in business, information technology, nursing, psychology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 43 graduate and undergraduate degree programs with 140 specializations. More than 35,000 learners were enrolled as of Sept. 30, 2011. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

Resource Development International Ltd. partners with a number of the top 100 universities in the UK to develop, validate and deliver UK higher education qualifications, predominantly through online courses. For more information, please visit http://www.rdi.co.uk.

Capella Education Company is also an investor in an innovative startup company called Sophia (http://www.sophia.org) - a social teaching and learning platform that integrates education with technology.

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), http://www.capella.edu.

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